SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 14, 2011

Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14, 2011, the Board of Directors (“Board”) of Discovery Laboratories, Inc. ( the "Company"), upon recommendation of the Compensation Committee of the Board, approved changes to the compensation arrangements of the Company’s principal executive officer and principal financial officer, as follows:

W. Thomas Amick, Chairman of the Board and Chief Executive Officer, was awarded a cash bonus of $15,000.  No bonus was paid to Mr. Amick with respect to the year ended December 31, 2010.  In addition, the Board authorized an increase, from $20,000 to $40,000, in the amount payable to Mr. Amick for reimbursement of expenses related to his transition to full-time employment with the Company associated with travel, housing and other incidentals, to be paid in accordance with guidelines of the Internal Revenue Service.  Mr. Amick is entitled to tax gross-up payments for these transition expenses.  For the year ended December 31, 2010, Mr. Amick was paid transition expense reimbursements of $7,977.14 and tax gross-up payments of $4,640.  In 2011, through May 31, 2011, Mr. Amick has been paid transition expense reimbursements totaling $13,902.43 (for an aggregate of $21,879.57 to date), and, year to date, is entitled to tax gross-up payments of $6,886.38.

John G. Cooper, President and Chief Financial Officer was awarded a cash bonus of $15,000.  No bonus was paid to Mr. Cooper with respect to the year ended December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

By	/s/ W. Thomas Amick
Name:	W. Thomas Amick
Title:	Chairman of the Board and
Chief Executive Officer

Date:  June 16, 2011